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                       PARLEX CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                  THREE MONTHS ENDED                 SIX MONTHS ENDED
                                              DECEMBER 31, 2000          DECEMBER 26, 1999  DECEMBER 31, 2000     DECEMBER 26, 1999
                                              -----------------          -----------------  -----------------     -----------------

  Basic Earnings Per Share                               ($.36)                       $.32            ($.22)                $.60

  Weighted Average
    Number of Shares Outstanding                     6,281,089                   4,808,624        6,279,402            4,801,741

  Diluted Earnings Per Share
                                                         ($.36)                       $.32            ($.22)                $.60

Weighted Average Number
    of Shares Outstanding                            6,281,089                   4,808,624        6,279,402            4,801,741

Effect of Dilutive Stock
   Options                                                 -0-                      60,348              -0-               54,339

Adjusted Weighted Average
   Number of Shares Outstanding                      6,281,089                   4,868,972        6,279,402            4,856,080
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